DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Added to Membership of Russell 3000® Index

Downingtown, PA., June 26, 2017 (GLOBENEWSWIRE) — DNB Financial Corporation (NASDAQ: DNBF), the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region, announced today that it has been added as a member of the broad-market Russell 3000® Index, effective after the US market opens on June 26, 2017, as part of the 2017 Russell indexes reconstitution.

The annual reconstitution of the Russell indexes captures the 4,000 largest US stocks as of the end of May, ranking them by total market capitalization. DNB’s membership in the Russell 3000® Index, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Membership in the Russell indexes is determined primarily by objective, market-capitalization rankings and style attributes.

William J. Hieb, President and CEO, commented, “Our inclusion in the Russell 3000 is an important milestone that reflects the solid growth DNB has achieved over the past several years, including our successful acquisition and integration of East River Bank in 2016. The Russell indexes are widely followed within the investment community, and we believe our inclusion will lead to increased liquidity in our stock and greater awareness for our company as an attractive investment. We look forward to the opportunity this provides to share our story as a high performing bank with a broader investor audience.”

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $8.4 trillion in assets are benchmarked against Russell’s US indexes. Russell indexes are part of FTSE Russell, a leading global index provider. For more information, visit www.ftserussell.com.

About DNB Financial Corporation

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com.